HEWLETT-PACKARD COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENT OF EARNINGS

(Unaudited)

(In millions except per share amounts)

	Three months ended
	January 31, 2003(a)	October 31, 2002(a),(b)	January 31, 2002(b),(c)

Net revenue	$17,877	$18,048	$11,383

Costs and expenses:
Cost of sales	13,141	13,380	8,356
Research and development	908	979	691
Selling, general and administrative	2,725	2,819	1,623
Amortization of goodwill and purchased intangible assets	138	150	50

Restructuring charges	—	150	—
Acquisition-related charges	86	145	38
Total costs and expenses	16,998	17,623	10,758

Earnings from operations	879	425	625

Interest and other, net	51	68	10
Net investment (losses) gains	(5)	(38)	9

Earnings before taxes	925	455	644

Provision for taxes	204	65	160

Net earnings	$721	$390	$484

Net earnings per share:
Basic	$0.24	$0.13	$0.25
Diluted	$0.24	$0.13	$0.25

Cash dividends declared per share	$0.16	$—	$0.16

Weighted-average shares used to compute net earnings per share:
Basic	3,048	3,047	1,941
Diluted	3,065	3,048	1,963

(a)          The results for the three months ended January 31, 2003 and October 31, 2002 include the results of Compaq for the entire period.

(b)         Certain reclassifications have been made to prior year amounts in order to conform to the current year presentation.

(c)          The results for the three months ended January 31, 2002 include the results of HP prior to the acquisition of Compaq.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEET

(In millions)

	January 31, 2003	October 31, 2002(a)
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$12,641	$11,192
Short-term investments	223	237
Accounts receivable, net	7,866	8,456
Financing receivables, net	3,565	3,453
Inventory	6,091	5,797
Other current assets	7,277	6,940

Total current assets	37,663	36,075

Property, plant and equipment, net	6,865	6,924

Long-term investments and other assets	7,692	7,758

Goodwill	15,112	15,089

Purchased intangible assets	4,761	4,864

Total assets	$72,093	$70,710

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and short-term borrowings	$3,033	$1,793
Accounts payable	6,334	7,012
Employee compensation and benefits	1,678	2,012
Taxes on earnings	1,582	1,529
Deferred revenues	3,450	3,260
Accrued restructuring	1,013	1,309
Other accrued liabilities	8,107	7,395

Total current liabilities	25,197	24,310

Long-term debt	6,187	6,035

Other liabilities	4,240	4,103

Stockholders’ equity	36,469	36,262

Total liabilities and stockholders’ equity	$72,093	$70,710

(a)            Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.